Exhibit 99.1

News Release

FOR RELEASE –– MAY 16, 2016

Corning International, K.K. Reaches Settlement with U.S. Department of Justice Regarding
Pricing of Certain Automotive Products

TOKYO — Corning International, Kabushiki Kaisha (CIKK), a Japanese subsidiary of Corning Incorporated, today announced that it has reached a definitive agreement with the U.S. Department of Justice (DOJ) to resolve an investigation into the pricing of certain automotive products.

Under the resolution, CIKK will plead guilty to a single antitrust violation; admit that, acting through a single former CIKK employee, it engaged in a conspiracy to fix prices and rig bids for ceramic substrates sold to a Japanese automotive company; and pay a fine of $66.5 million (equivalent of JPY 7.2 billion). This former CIKK employee acted secretly and alone, and he was indicted by the DOJ on May 11, 2016.

The DOJ has agreed that it will not pursue further criminal prosecution of CIKK for any conduct involving the sales of such automotive products. Corning did not engage in any illegal activities, and the DOJ has agreed not to prosecute Corning. CIKK’s agreement with the DOJ will be submitted to the U.S. District Court for the Eastern District of Michigan for approval.

Yasuya Nakano, president of CIKK, said, “This case is about the actions of one former employee of CIKK, who secretly disclosed CIKK’s and Corning’s confidential information to a competitor, where he previously had worked for many years. The actions of this individual impacted one Japanese automotive company and did not impact any other automotive companies in Japan, the U.S., or elsewhere. This individual, acting completely alone, purposefully and successfully hid his actions from everyone at CIKK and Corning. His actions violated both CIKK’s and Corning’s Codes of Conduct and strict compliance requirements and were, in fact, detrimental to both companies.”

CIKK and Corning have cooperated with the DOJ investigation since it was brought to the companies’ attention by the DOJ in March 2012.

Media Relations Contact:
Daniel F. Collins
(607) 974-4197
collinsdf@corning.com

Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com